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Exhibit 10.8


                               [iParty letterhead]



                                                                  March 12, 1999



Mr. Patrick F. Farrell
235 East 13th Street, Apt. 5B
New York, NY  10003

Dear Patrick:

This letter will confirm our agreement to hire you as Chief Financial Officer of iParty Corp., effective April 3, 999. The basic terms of our agreement are as follows:

1. Base compensation: $115,000 per year minimum; to be reviewed in July, 1999. Initial term is 3/1/99 through 12/31/00.

2. Options: Options to purchase 115,000 shares of iParty common stock granted as of 3/12/99, at a strike price of then market (approx. $5.00), and vesting as follows: 50,000 shares on 8/1/99 and 65,000 shares on 2/1/00. Company policy is to issue additional options annually in an amount equal to the employee's base salary (at a minimum). Our counsel will prepare an option agreement for your approval.

3.  Vacation: Four weeks per year; no more than two weeks at a time.

4. Benefits: Medical, dental, and disability insurance coverage; and participation in company 401(k) plan, all as defined in the company handbook.

5. Severance: In the event that your employment is terminated by iParty for reasons other than cause or violation of the company confidentiality agreement (attached hereto), or in the event that you resign because your duties have been substantially diminished, and provided you have been employed by iParty for at least three months, you will continue to be paid at your full base salary rate for a period of three months from date of termination, and at half your base salary rate for an additional three months. Such severance payment will cease at such time as you obtain other employment. iParty will pay to continue your health insurance coverage under COBRA for six months from the date of termination (or, if lesser, until such time as you obtain other employment).

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6.  Other: Such matters as paternity leave, optional benefits, travel and entertainment policies, etc., are fully described in the company handbook.

If the above terms are agreeable to you, please sign a copy of this letter and return it to me with a signed copy of the enclosed confidentiality agreement.

Maureen and I, as well as the members of the Board of Directors, are delighted that you are joining the iParty team and we look forward to working with you.



                                                           Sincerely,


                                                           /s/ B.A. Hero, Jr.
                                                           ------------------
                                                               B.A. Hero, Jr.

Agreed:


/s/ Patrick Farrell
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    Patrick Farrell